Exhibit 99.6

Premium Resources Announces Closing of $46 Million Non-Brokered Equity Financing, Equity Conversion of $20.8 Million of Debt and New Strategic Advisors

Toronto, Ontario--(Newsfile Corp. - March 18, 2025) - **Premium Resources Ltd. (TSXV: PREM) (OTC Pink: PRMLF) ("PREM"** or the "**Company**") is pleased to announce the closing of the previously announced recapitalization of the Company (see news releases dated February 18 and 20, 2025), including a C$46 million equity private placement (the "**Private Placement**") and the equity conversion of its C$20,882,353 term loan debt (the "**Debt Conversion**") with support from Cymbria Corporation ("**Cymbria**"), the lender and an affiliate of the Company's largest shareholder, EdgePoint Investment Group Inc. ("**EdgePoint**"). The Company received disinterested shareholder approval for the Debt Conversion and the issuance of advisory shares pursuant to the previously announced strategic advisor agreements with Fiore Management and Advisory Corp. ("**Fiore**") and Bowering Projects Ltd. ("**Bowering**" and together with Fiore, the "**Advisors**") by way of consent resolution representing 71.99% approval.

$46 Million Private Placement

The Company has closed its non-brokered Private Placement issuing 153,333,334 units (each, a "**Private Placement Unit**") of the Company at a price of C$0.30 per unit for aggregate gross proceeds of C$46,000,000. Each Private Placement Unit consists of one common share of the Company and one-half of one common share purchase warrant (each whole warrant, a "**Private Placement Warrant"**) of the Company. Each Private Placement Warrant entitles the holder thereof to acquire one additional common share at a price of C$0.55 per share until March 18, 2028.

In connection with the Private Placement, the Company issued 4,000,000 common shares at an issue price of C$0.30 per share to TriView Capital Ltd. for its services as finder and made cash payments totalling C$307,584 to other agents acting as finders under the Private Placement.

The net proceeds of the Private Placement are expected to be used by the Company to advance the exploration and development of its mineral assets in Botswana and for general corporate and working capital purposes.

$20.8 Million Debt Conversion

The Company issued to Cymbria, an aggregate of 69,607,843 units (each, a "**Settlement Unit**") at a deemed issue price of C$0.30 per Settlement Unit in full satisfaction of the C$20,882,353 principal amount outstanding under the term loan previously advanced by Cymbria to the Company. Accrued interest under the term loan in the amount of C$268,896 was settled in cash. Each Settlement Unit consists of one common share of the Company and one common share purchase warrant (each, a "**Settlement Warrant**") of the Company. Each Settlement Warrant entitles the holder thereof to acquire one additional common share of the Company at a price of C$0.40 per common share until March 18, 2028.

On closing of the Debt Conversion, the investor rights agreement previously entered into between the Company and EdgePoint was amended and restated to, among other things, increase EdgePoint's director nomination right from one director of the Company to two and to provide EdgePoint with certain information and registration rights. The registration rights may only be exercised during such periods where EdgePoint's equity interest in the Company exceeds 30%, on a partially diluted basis. The amended and restated investor rights agreement also provides the Company with a "right to place"

securities proposed to be sold by EdgePoint subject to EdgePoint and its affiliates holding not less than 20% of the Company's issued and outstanding common shares. In addition, and under the finalized terms of the debt settlement agreement, Cymbria will release and discharge all guarantees and security previously granted for the Selebi and Selkirk properties.

Advisory Services Agreements

Pursuant to the previously announced advisory services agreements entered into by the Company with each of the Advisors, the Company issued 9,000,000 common shares to Fiore and 3,750,000 common shares to Bowering (collectively, the "**Advisory Shares**") at a deemed price per share of C$0.30. The Company obtained disinterested shareholder approval under the policies of the TSX Venture Exchange (the "**Exchange**") with respect to the issuance of the Advisory Shares by way of majority consent resolution. All Advisory Shares are subject to contractual resale restrictions for a 12-month period, which period will run concurrently with the four month hold period required under applicable Canadian securities laws.

Prior to the Company initiating negotiations on these financing transactions the Company had retained a financial advisor. The Company has paid an advisory fee of US$1,500,000, consisting of US$500,000 in cash and US$1,000,000 in 3,586,709 common shares issued at a price of US$0.28 per share, pursuant to a financial advisory services agreement dated March 21, 2024, as amended February 20, 2025, which agreement is now terminated.

Management and Board of Directors

Mr. Morgan Lekstrom has been appointed as the Chief Executive Officer and a director of PREM effective Thursday, March 20, 2025. Mr. Lekstrom has a diverse background and an established track record of delivering successes, including most recently, the successful building of NexGold Mining Corp, creating a near term development company with a clear path to building two new Canadian gold mines. This was accomplished through deleveraging and restructuring debt, setting a new strategic direction for the company through multiple back-to-back mergers / acquisitions of Blackwolf Copper and Gold Ltd. and Treasury Metals Inc., and then Signal Gold Inc. in 2024. Mr. Lekstrom has held senior technical roles with experience at Freeport McMoran's Grasberg site in Indonesia and Rio Tinto's Oyu Tolgoi Project in Mongolia. He has direct African experience though his role with Golden Star Resources in supporting the redevelopment of an underground mine in Ghana, West Africa. Mr. Lekstrom has also served as engineering manager at Sabina Gold & Silver Corp., where he was responsible for the first phases of execution at the Back River Marine Laydown Project.

Upon appointment of Mr. Lekstrom as Chief Executive Officer, Mr. Martin will transition from his role as Interim Chief Executive Officer to Chairman of the Board.

"*We are pleased to announce Mr. Lekstrom's upcoming appointment as Premium's new CEO,*" said Paul Martin, Director and Interim CEO of PREM. "*From the beginning of this transaction, Morgan took on the leadership role in advancing the Company's recapitalization and I am confident he will positively impact the Company's strategic direction going forward. I look forward to continuing to work with Morgan, as I transition from my role as Interim CEO to Chairman of the Board, as PREM pursues unlocking significant value from Premium's Selkirk and Selebi properties.*"

Option and RSU Grants

The Company has granted: (i) 5,750,000 options (the "**Options**") pursuant to its stock option plan, with each Option having an exercise price of C$0.50, a term of five years, and vesting as to one-half on the date of grant and the balance on the first anniversary of the date of grant; and (ii) 3,175,000 restricted share units (the "**RSUs**") pursuant to its restricted share unit plan, each RSU vesting in full on the first anniversary of the date of grant.

Investor Relations

The Company has entered into an agreement with Triomphe Holdings Ltd. (dba Capital Analytica) ("**Capital Analytica**") for investor relations and communication services (the "**Consulting Agreement**"). The Consulting Agreement has an initial term of six months, commencing March 18, 2025 under which the Company will pay to Capital Analytica an aggregate of $120,000 at a rate of $20,000 per month, and has an option to renew the Consulting Agreement for an additional six months at a rate of $10,000 per month, unless terminated earlier in accordance with the Consulting Agreement.

Pursuant to the terms of the Consulting Agreement, Capital Analytica will provide ongoing capital markets consultation, ongoing social media consultation regarding engagement and enhancement, social sentiment reporting, social engagement reporting, discussion forum monitoring and reporting, corporate video dissemination and other related investor relations services.

Capital Analytica is a Nanaimo-based company owned and operated by Jeff French, who is arm's length to the Company and holds no securities, directly or indirectly, of the Company.

Legal Disclosures

Prior to the announcement of the Debt Conversion, EdgePoint and its affiliates held, directed or controlled an aggregate of 23,833,224 common shares and 13,716,307 warrants or 12.8% of the outstanding common shares (18.8% on a partially diluted basis assuming conversion of the warrants). Following completion of the Private Placement and the Debt Conversion, EdgePoint and its affiliates now hold, direct or control an aggregate of 93,441,067 common shares and 83,324,150 warrants or 21.8% of the outstanding common shares (34.5% on a partially-diluted basis, assuming conversion of the warrants and Settlement Warrants held by EdgePoint and its affiliates). EdgePoint is now a "Control Person" of the Company (as such term is defined in the policies of the Exchange) and the Company obtained disinterested shareholder approval under the policies of the Exchange with respect to EdgePoint becoming a "Control Person" by way of majority consent resolution.

The Debt Conversion was exempt from the formal valuation requirement in Section 5.4 of Multilateral Instrument 61-101 - *Protection Of Minority Security Holders In Special Transactions* ("**MI 61-101**") in reliance on Section 5.5(b) of MI 61-101 as the Company is not listed on a specified market within the meaning of MI 61-101. Additionally, the Debt Conversion was exempt from the minority approval requirement in Section 5.6 of MI 61-101 in reliance on Section 5.7(1)(e) of MI 61-101 as (i) the Company was in a situation of serious financial difficulty, (ii) the Debt Conversion was designed to improve the financial position of the Company, (iii) the circumstances described in Section 5.5(f) of MI 61-101 were not applicable, (iv) the Company's board of directors and independent directors (as such term is defined in MI 61-101) had, acting in good faith, determined that the Company was in serious financial difficulty and the Debt Conversion would improve its financial position, and the terms of the Debt Conversion were reasonable in the circumstances of the Company, and (v) there was no other requirement, corporate or otherwise, to hold a meeting to obtain any approval of the Company's shareholders.

Certain insiders of the Company have subscribed for an aggregate of 3,936,667 Private Placement Units for gross proceeds of C$1,181,000. Each subscription by an "insider" is considered to be a "related party transaction" for the purposes of MI 61-101. The Company has completed the Private Placement in reliance on exemptions available under MI 61-101 from the formal valuation and minority approval requirements of MI 61-101. Specifically, the Private Placement is exempt from the formal valuation requirement in Section 5.4 of MI 61-101 in reliance on Section 5.5(b) of MI 61-101 as the Company is not listed on a specified market within the meaning of MI 61-101. Additionally, the Private Placement is exempt from the minority approval requirement in Section 5.6 of MI 61-101 in reliance on Section 5.7(1)(a) of MI 61-101 insofar as neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the Private Placement insofar as it involves "interested parties" exceeds 25% of the Company's market capitalization. The Company did not file a material change report more than 21 days before the expected closing date of the Private Placement as the details of the Private Placement and the participation therein by each "related party" of the Company were not settled

until shortly prior to closing, and the Company wished to close the Private Placement on an expedited basis for sound business reasons.

All securities issued under the Private Placement and the Debt Conversion are subject to a hold period expiring July 19, 2025 in accordance with applicable Canadian securities laws and the policies of the Exchange. The Private Placement remains subject to final acceptance by the Exchange.

This news release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of any of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, including any of the securities in the United States of America. The securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the "1933 Act") or any state securities laws and may not be offered or sold within the United States or to, or for account or benefit of, U.S. Persons (as defined in Regulation S under the 1933 Act) unless registered under the 1933 Act and applicable state securities laws, or an exemption from such registration requirements is available.

About Premium Resources Ltd.

PREM is a mineral exploration and development company that is focused on the redevelopment of the previously producing nickel, copper and cobalt resources mines owned by the Company in the Republic of Botswana.

On behalf of the Board of Directors:

Paul Martin
Director
Premium Resources Ltd.

For further information about Premium Resources Ltd., please contact:

Jaclyn Ruptash
Vice President, Communications and Government and Investor Relations
+1 (604) 770-4334
jaclyn@premiumresources.com

Cautionary Note Regarding Forward-Looking Statements

This release includes certain statements and information that may constitute forward-looking information within the meaning of applicable Canadian securities laws. Forward-looking statements relate to future events or future performance and reflect the expectations or beliefs of management of the Company regarding future events. Generally, forward-looking statements and information can be identified by the use of forward-looking terminology such as "intends" or "anticipates", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "should", "would" or "occur". This information and these statements, referred to herein as "forward-looking statements", are not historical facts, are made as of the date of this news release and include without limitation, statements regarding discussions of future plans, estimates and forecasts and statements as to management's expectations and intentions with respect to, among other things: the use of proceeds from the Private Placement; the anticipated benefits of the Private Placement and Debt Conversion; the appointment of Morgan Lekstrom as CEO and director; and the Company's operational plans and strategy.

These forward-looking statements involve numerous risks and uncertainties and actual results might differ materially from results suggested in any forward-looking statements. These risks and uncertainties include, among other things: that the Debt Conversion, Private Placement and related transactions will not improve the Company's operations, financial position or ability to execute its

future plans as expected; that Morgan Lekstrom will not be appointed as CEO and director on the date expected, or at all, and that the Company will not be able to use the proceeds of the Private Placement as currently anticipated.

In making the forward-looking statements in this news release, the Company has applied several material assumptions, including without limitation, that the Company will use the proceeds of the Private Placement as currently anticipated; and that the Debt Conversion, Private Placement, and changes to the Company's management team will benefit the Company's operations and financial position as currently anticipated by management.

Although management of the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements or forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements and forward-looking information. Readers are cautioned that reliance on such information may not be appropriate for other purposes. The Company does not undertake to update any forward-looking statement, forward-looking information or financial out-look that are incorporated by reference herein, except in accordance with applicable securities laws. We seek safe harbor.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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